Exhibit 99.2

PRESS RELEASE | March 9, 2023 | NASDAQ:PLL

PIEDMONT LITHIUM RESPONDS TO SHORT REPORT

BELMONT, NC, March 9, 2023 – Piedmont Lithium Inc. (“Piedmont” or “Company”) (Nasdaq:PLL; ASX:PLL), a leading global developer of lithium resources critical to the U.S. electric vehicle (“EV”) supply chain, is aware of a recent report published by Blue Orca Capital ("Short Report"), which contains allegations in relation to Atlantic Lithium Limited’s ("Atlantic") lithium project in Ghana.

Piedmont notes that Atlantic has denied the allegations contained in the Short Report and outrightly refutes the allegations of impropriety made by the Short Report. Atlantic's response to the Short Report has now been released and is available on the AIM market of the London Stock Exchange.

Piedmont notes that Atlantic’s recent application for a Mining License for its lithium project in Ghana excludes the two licenses purchased as part of its acquisition of Joy Transporters Ltd referred to in the Short Report, which do not form part of Atlantic’s defined resources for its Ghana lithium project.

Piedmont has the right to purchase 50% of Atlantic’s production of spodumene concentrate from its Ghana lithium project, at market prices on a life-of-mine basis, and to earn a 50% interest in the Ghanaian projects. Piedmont currently contemplates utilizing spodumene concentrate from this offtake agreement as partial feed for its proposed Tennessee Lithium hydroxide plant. However, if for any reason Piedmont does not exercise its right to this offtake supply, the Company is confident that alternative sources of spodumene concentrate would be available to feed the Tennessee facility, as current and future spodumene producers seek to feed the growing U.S. electric vehicle market and qualify for the benefits available under the Inflation Reduction Act of 2022.

Piedmont also notes that the publisher of the Short Report discloses that it has a short interest in Piedmont's shares and therefore stands to realize significant gains from a decline in Piedmont's share price.

Atlantic and Piedmont will seek legal advice to address the claims made by the Report.

This announcement has been authorized for release by the Company's CEO, Keith Phillips.

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
SVP, Corporate Communications &	Media Inquiries
Investor Relations	E: Christian@dlpr.com
T: +1 704 575 2549	E: Jeff@dlpr.com
E: esanders@piedmontlithium.com

About Piedmont Lithium
Piedmont Lithium (Nasdaq:PLL; ASX:PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX:SYA) and in Ghana with Atlantic Lithium (AIM:ALL; ASX:A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, construction and sales activities of Sayona Mining, Atlantic Lithium and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining or Atlantic Lithium will be unable to commercially extract or deliver mineral deposits to Tesla, LG Chem or otherwise, (ii) that Piedmont’s, Sayona Mining’s or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to, and our investments in minority  interests in, Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.